SECURITIES PURCHASE AGREEMENT

DOCUMENT SPA-07092012

This Securities Purchase Agreement (this “Agreement”) is dated as of July10, 2012, between T3 Motion, Inc., a Delaware corporation (the “Company”) and JMJ Financial (the “Purchaser”) (referred to collectively herein as the “Parties”).

WHEREAS, the Company desires to sell and Purchaser desires to purchase aSecured Promissory Note issued by the Company to the Purchaser in the form of Exhibit A attached hereto (the “Note”) secured by all of the assets of the Company pursuant to Security Agreement Document SA-07092012.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Company and the Purchaser agree as follows:

ARTICLE IPURCHASE AND SALE

1.1          Purchase and Sale. Upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchaser agrees to purchase the Note, in an aggregate principal amount of $275,000. The Purchaser shall deliver, via wire transfer, immediately available funds in the amount of US $250,000 (the “Purchase Price”)and the Company shall deliver to the Purchaser the Note and the Security Agreement.

1.2          Effective Date. This Agreement will become effective only upon occurrence of the two following events: execution of this Agreement, the Note, and the Security Agreement by both the Company and the Purchaser, and delivery of the first payment of the Purchase Price by the Purchaser to the Company.

ARTICLE II BRIDGE LOAN

2.1          Bridge Loan Transaction. The Companyrepresents and warrants to the Purchaser as follows:

2.1.1           The Company is entering into this Agreement to provide bridge financing for the Company through July 31, 2012 while it seeks to secure a greater amount and more permanent funds through one or more additional financing transactions;

2.1.2           If the Purchaser is a party to any such additional financing transaction, the Company and the Purchaser may mutually agree to restructure the Note as part of such additional financing transaction.

2.2          Accredited Investor. The Purchaser represents to the Company that it is an accredited investor as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

ARTICLE IIIMISCELLANEOUS

3.1          Successors and Assigns. This Agreement may not be assigned by the Company.The Purchaser may assign any or all of its rights under this Agreement and agreements, including the Note, related to this transaction,provided that any assignment to a third party who is either a competitor of the Company or who has otherwise previously acted in a manner adverse to the Company will require the consent of the Company's Board of Directors and the Purchaser will provide the Board of Directors a 72 hour notice and review period (if the third party is not a competitor or an adverse party, then no consent is required). The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2          Additional Financing. During the 21 day period commencing on the Effective Date, the Purchaser, at its option, may invest up to an additional $1,000,000 (one million dollars), in part, whole, and/or multiple transactions, in the Company on such terms asmay be agreed upon among the parties.

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3.3           Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without regard to the principles of conflict of laws thereof. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Florida or in the federal courts located in Miami-Dade County, in the State of Florida. Both parties and the individuals signing this Agreement agree to submit to the jurisdiction of such courts.

3.4           Delivery of Process by Purchaser to Company. In the event of any action or proceeding by the Purchaser against the Company, and only by Purchaser against the Company, service of copies of summons and/or complaint and/or any other process which may be served in any such action or proceeding may be made by Purchaser via U.S. Mail, overnight delivery service such as FedEx or UPS, email, fax, or process server, or by mailing or otherwise delivering a copy of such process to the Company at its last known address or to its last known attorney as set forth in its most recent SEC filing.

3.5           Notices. Any notice required or permitted hereunder must be in writing and either be personally served, sent by facsimile or email transmission, or sent by overnight courier. Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery.

3.6           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of this Agreement may be effected by email.

3.7           Expenses. The Company and the Purchaser shall pay all of their own costs and expenses incurred with respect to the negotiation, execution, delivery and performance of this Agreement.In the event any attorney is employed by either party to this Agreement with respect to legal or equitable action, arbitration or other proceeding brought by such party for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party in such proceeding will be entitled to recover from the other party reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

3.8           No Public Announcement. Except as required by securities law, no public announcement may be made regarding this Agreement, the Note, the Warrant, or the Purchase Price without written permission by both the Company and the Purchaser.

3.9           Construction. Each and every reference to share prices, shares of common stock and any other numbers in this Agreement that relate to the common stock shall be automatically adjusted for stock splits, stock dividends, stock combinations and other similar transactions that occur with respect to the common stock after the date of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 10th day of July, 2012.

COMPANY:

T3 MOTION, INC.

By:	/s/ Rod Keller
Rod Keller
Chief Executive Officer

PURCHASER:

/s/ JMJ Financial
JMJ Financial / Its Principal

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